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EXHIBIT  11
FERRO CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


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                                                                                        6 Months       6 Months
(Dollars in Thousands)                                                                    June           June
                                                                                          1995             1994
      Primary:
                Weighted average shares and common stock equivalents                    28,035,596       29,290,182

                Net Income                                                                 $27,754          $23,290

                Less Preferred Stock Dividend, Net of Tax                                   (1,824)          (1,780)

                Income Available to Common Shareholders                                    $25,930          $21,510

Primary Earnings Per Common Share                                                            $0.92            $0.73


      Fully Diluted:

                Weighted average shares and common stock equivalents                    28,035,596       29,290,182

                Adjustments (primarily assumed conversion of
                       convertible preferred stock)                                      2,425,252        2,467,337

                                                                                        30,460,848       31,757,519

                Net Income                                                                 $27,754          $23,290

                Additional ESOP Contribution, Net of Tax                                    (1,015)          (1,037)

                Adjusted Net Income                                                        $26,739          $22,253


Fully Diluted Earnings Per Share                                                             $0.88            $0.70
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